Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:

Analyst and Press Inquiries:

David Leggette

+1 610 995 7349

david.leggette@cbreim.com

Investor Relations:

+1 888 711 4272

www.cbreim.com/igr

CBRE Global Real Estate Income Fund (NYSE: IGR)

Announces Approval of 1-for-3 Reverse Stock Split and

Adjustment to Monthly Distribution

Philadelphia – August 25, 2026 – CBRE Global Real Estate Income Fund (NYSE: IGR) (the “Fund) announced today that its Board of Trustees approved a 1-for-3 reverse stock split of its common shares.

The Board of Trustees and CBRE Investment Management Listed Real Assets LLC, the Fund’s Investment Adviser, believe that increasing the Fund’s market price per share through the reverse stock split may broaden the range of potential investors, thereby potentially improving the Fund’s liquidity and reducing transaction costs associated with buying and selling shares in the secondary market.

As a result of the reverse stock split, every three shares of the Fund’s outstanding common shares will be converted into one common share. Neither the total value of shareholders’ investments in the Fund nor the total value of the Fund’s portfolio holdings will be affected due to the reverse stock split. After the reverse stock split, shareholders’ accounts will have proportionally fewer common shares but with a proportionally higher share price and a proportionally higher net asset value per share. Also, each shareholder will hold the same percentage of the Fund’s outstanding common shares as was held immediately prior to the reverse stock split, subject to adjustments for fractional shares resulting from the reverse stock split (discussed below).

In connection with the reverse stock split, the Fund’s stable monthly distribution will be adjusted from $0.06 per share to $0.18 per share, beginning with the first distribution to be declared following the effective date of the reverse stock split. This adjustment to the Fund’s monthly distribution will result in no change in monthly cash flow to shareholders as a result of the reverse stock split.

The Fund anticipates completing this reverse stock split prior to the open of trading on the New York Stock Exchange (the “NYSE”) on or about September 8, 2026. The Fund’s common shares will continue

CBRE Investment Management Press Release

trading on the NYSE under its existing ticker symbol (NYSE: IGR) but will be assigned the new CUSIP number below after the split becomes effective.

Ticker	Fund Name	Old CUSIP	New CUSIP
IGR	CBRE Global Real Estate Income Fund	12504G100	12504G878

No fractional shares will be issued as a result of the reverse stock split. Fractional shares that may result from the reverse stock split will be aggregated and sold on the NYSE by the Fund’s transfer agent and the proceeds will be distributed pro rata among shareholders who would otherwise have received fractional shares in the reverse stock split. The pro rata cash payment received by shareholders will be net of any customary fees and expenses in proportion to their allocable share of the total proceeds of the sales. Shareholders will be receiving additional information regarding the reverse stock split from Computershare Trust Company, N.A., the Fund’s transfer agent.

Important Information

Closed-end funds are traded on the secondary market through one of the stock exchanges. A fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the net asset value (NAV) of the fund’s portfolio. There is no assurance that a fund will achieve its investment objective. Past performance does not guarantee future results.

The value at which a closed-end fund stock trades on a stock exchange is a function of external market factors that are not under the control of the Fund’s Board or Investment Adviser. Closed-end fund shares may therefore trade at a premium or a discount to net asset value at any given time. Shareholders should be aware that a fund trading at a premium to net asset value may not be sustainable, and a fund’s discount to net asset value can widen as well as narrow. Shareholders of a fund trading at a premium who participate in that fund’s dividend reinvestment plan should note the reinvestment of distributions may occur at a premium to net asset value.

About CBRE Investment Management

CBRE Investment Management is a leading global real assets investment management firm with $154.8 billion in assets under management* as of June 30, 2026 operating in 20 countries around the world. Through its investor -operator culture, the firm seeks to deliver sustainable investment solutions across real assets categories, geographies, risk profiles and execution formats so that its clients, people, and communities thrive. CBRE Investment Management Listed Real Assets LLC is a separately registered investment adviser within CBRE Investment Management that specializes in the management of global listed real assets solutions.

CBRE Investment Management is an independently operated affiliate of CBRE Group, Inc. (NYSE:CBRE), the world’s largest commercial real estate services and investment firm and a premier provider of critical infrastructure services. The company has more than 155,000 employees serving clients in more than 100 countries. CBRE Investment Management harnesses CBRE’s data and market insights, investment sourcing and other resources for the benefit of its clients. For more information, please visit www.cbreim.com.

CBRE Investment Management Press Release

*Assets under management (“AUM”) refers to the fair market value of real assets-related investments with respect to which CBRE Investment Management provides, on a global basis, oversight, investment management services and other advice and which generally consist of investments in real assets; equity in funds and joint ventures; securities portfolios; operating companies and real assets-related loans. This AUM is intended principally to reflect the extent of CBRE Investment Management’s presence in the global real assets market, and its calculation of AUM may differ from the calculations of other asset managers and from its calculation of regulatory assets under management for purposes of certain regulatory filings.